Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Form S-8 Nos. 333-256547, 333-249951, 333-234120, 333-226000, 333-204768, 333-204767, 333-200149, 333-183234, 333-177809, 333-177808, 333-175899, 333-140141, 333-136964, 333-61678, 333-33459, 333-52650, 333-96983, 333-124433, 333-111277, 333-119979, 333-119976 and 333-117044; and

(2) Form S-3 Nos. 333-238023, 333-175467, 333-84188, 333-103134, and 333-115898.

of our reports dated February 25, 2022, with respect to the consolidated financial statements of Wintrust Financial Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Wintrust Financial Corporation and subsidiaries, included in this Annual Report (Form 10-K) of Wintrust Financial Corporation for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Chicago, Illinois
February 25, 2022